Exhibit 99.1

BIOHAVEN PHARMACEUTICALS REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

November 1, 2019

- Announced acceptance by the United States Food and Drug Administration (FDA) of the new drug applications (NDAs) for rimegepant and expected Prescription Drug User Fee Act (PDUFA) date of the first quarter of 2020 for the Zydis® orally dissolving tablet (ODT) formulation

- Completed enrollment of three pivotal clinical trials: Phase 3 trial of rimegepant for the preventive treatment of migraine; Phase 2/3 trial of vazegepant, the first intranasally administered calcitonin gene-related peptide (CGRP) receptor antagonist in development for the acute treatment of migraine; and Phase 3 trial of troriluzole for the treatment of General Anxiety Disorder (GAD)

- Enrolled first patient in Phase 3 clinical trial for verdiperstat, an oral myeloperoxidase inhibitor, for the treatment of Multiple System Atrophy (MSA)

- Announced the selection of verdiperstat for investigational therapy in a platform trial collaboration at Massachusetts General Hospital's Healey & AMG Center for Amyotrophic Lateral Sclerosis (ALS)

NEW HAVEN, Connecticut, November 1, 2019 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN, the "Company"), a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological and neuropsychiatric diseases, today reported financial results for the quarter ended September 30, 2019, and provided a review of recent accomplishments and anticipated milestones.

Vlad Coric, M.D., CEO of Biohaven commented, "The Biohaven team continues to deliver on the R&D front with 5 pivotal trials expected to read out over the next few months. Additionally, we are eagerly preparing for a potential drug launch of rimegepant in the first quarter of 2020.” Dr. Coric added, “We have completed hiring our commercial leadership team, and we are building a world class sales organization that can fully realize the potential of our entire pipeline—CGRP antagonism in migraine, glutamate modulation in neuropsychiatric disorders and myeloperoxidase inhibition in rare neurologic disorders. Our goal is to create value for patients and shareholders while maintaining an efficient and high performing culture."

Third Quarter and Recent Business Highlights

Calcitonin Gene-Related Peptide (CGRP) Antagonist Programs:
•Announced acceptance by the FDA of the NDAs for the Zydis® ODT and tablet formulations of rimegepant; mid-cycle communication received from FDA with no specific issues identified; expected PDUFA date for rimegepant Zydis® ODT is the first quarter of 2020 – In September 2019, Biohaven presented at the 2019 Annual Wells Fargo Healthcare Conference, which included a discussion of pipeline progress, an update on the NDA filing acceptances and PDUFA date for rimegepant Zydis® ODT and updates on other commercial launch activities.

In October 2019, the Company presented an update to investors on its broad pipeline of late stage product candidates, which included updates for the mid-cycle communication received from the FDA regarding the rimegepant new drug application review. All FDA comments are preliminary and do not reflect a final decision on the review. At the time of the mid-cycle communication:
◦No major safety concerns were identified; the Company does not anticipate the need for a Risk Evaluation and Mitigation Strategy (REMS).
◦There were no plans for an Advisory Committee meeting.
◦There were no specific issues requiring input from the Company.

•Completed enrollment of pivotal Phase 3 trial of rimegepant for the preventive treatment of migraine – In August, the Company announced that it completed enrollment in its pivotal Phase 3 preventative treatment of migraine trial with rimegepant and expects topline data at the end of the fourth quarter of 2019 or early first quarter of 2020. Given rimegepant's high affinity for the CGRP receptor and its relatively long half-life, the Company believes that rimegepant may possess unique "dual-therapy" action with a potential ability to provide acute treatment of migraine attacks and preventive effects. To the Company's knowledge, rimegepant is currently the only small molecule CGRP antagonist being developed for both the acute and preventive indications in the treatment of migraine.

•Completed enrollment in pivotal Phase 2/3 trial of vazegepant for the acute treatment of migraine– In September, the Company announced it completed enrollment in its Phase 2/3 trial of intranasally administered vazegepant for the acute treatment of migraine. The Phase 2/3 trial is designed to measure efficacy on regulatory endpoints for acute treatment of migraine – pain freedom and freedom from the most bothersome migraine-associated symptom at 2 hours post-dose – for vazegepant across three doses (5 mg, 10 mg and 20 mg) versus placebo. The trial will also study other clinical measures considered critically important to people living with migraine, such as pain relief and the return to normal functioning. Top line data is expected in the fourth quarter of 2019.

•Presented expanded data from long term clinical study demonstrating clinically important benefits after oral treatment of rimegepant on migraine-specific disability and quality of life at the International Headache Conference – In September, the Company presented expanded data and post-hoc analyses from its long term clinical study (BHV3000-201) demonstrating clinically important benefits of rimegepant on migraine-specific disability and quality of life in late breaking oral and poster sessions at the International Headache Conference in Dublin, Ireland.
◦Acute treatment of migraine with rimegepant, an oral CGRP receptor antagonist, decreased disability by approximately 41% as measured by the Migraine Disability Assessment (MIDAS) questionnaire.
◦Rimegepant treatment also demonstrated clinically significant improvements in daily functioning and health-related quality of life as measured by the Migraine-Specific Quality of Life Scale (MSQoL).
◦Rimegepant dosed up to once daily for the acute treatment of migraine reduced lost productivity time by approximately 50% over the one-year treatment period.

Glutamate Program:
•Completed enrollment in pivotal Phase 3 trial of troriluzole for the treatment of GAD – In October, the Company announced that it completed enrollment in its pivotal Phase 3 clinical trial assessing troriluzole in GAD and expects topline data at the end of the fourth quarter of 2019 or early first quarter of 2020. This multicenter, randomized, placebo-controlled, trial enrolled over 880 patients in less than nine months. The primary outcome measure in this 8-week GAD trial with troriluzole is the change in a patient's score on the Hamilton Anxiety Rating Scale (HAM-A), a scale designed to assess the severity and type of symptoms in patients with GAD. The HAM-A is a widely used and validated scale that has served as the primary outcome measure to obtain approval in GAD both in the United States and globally. The trial will also assess the safety, tolerability and pharmacokinetics of troriluzole.

Myeloperoxidase Program:
•Verdiperstat selected for platform trial collaboration at Massachusetts General Hospital’s Healey & AMG Center for ALS – In September, the Company announced that its myeloperoxidase (MPO) inhibitor, verdiperstat, was selected as an investigational therapy in the first Amyotrophic Lateral Sclerosis (ALS) platform trial, a program designed by the Sean M. Healey & AMG Center for ALS at Mass General Hospital to help accelerate a path to new and effective ALS treatments. An independent advisory council selected verdiperstat for inclusion in the platform based on a thorough scientific and clinical review. In contrast with traditional trials that typically evaluate only one drug at a time, platform trials create an infrastructure for the ongoing study of multiple investigational drugs in parallel using specialized statistical methods to help maximize resources and efficiency.

•Enrolled first patient in phase 3 clinical trial of verdiperstat for the treatment of multiple system atrophy – In July, the Company announced that it enrolled the first patient in a Phase 3 clinical trial to evaluate the efficacy and safety of verdiperstat in subjects with MSA. The study will enroll subjects with MSA diagnosed using consensus clinical criteria and include both subtypes of MSA, MSA-Parkinsonism (MSA-P) and MSA-Cerebellar (MSA-C). Researchers will evaluate the efficacy of verdiperstat, compared to placebo, as measured by a change from baseline in a modified version of the Unified MSA Rating Scale (UMSARS) at Week 48.

Upcoming Milestones
Biohaven is progressing drug candidates for a number of common and rare disorders through clinical and preclinical programs. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators and myeloperoxidase inhibitor in the coming quarters.

The Company expects to:
•Continue to advance the rimegepant Zydis® ODT (orally dissolving tablet) program towards commercialization for the acute treatment of migraine.
•Report Phase 2/3 topline efficacy and safety results for vazegepant in acute treatment of migraine in fourth quarter of 2019.
•Complete enrollment in Phase 2/3 trial of troriluzole in Alzheimer's disease and conduct futility analysis in the fourth quarter of 2019.
•Report Phase 2/3 topline of troriluzole in GAD at the end of the fourth quarter of 2019 or early first quarter of 2020.
•Report Phase 3 topline data for rimegepant in preventive treatment of migraine at the end of the fourth quarter of 2019 or early first quarter of 2020.
•Complete enrollment in Phase 2/3 trial with troriluzole in Obsessive-compulsive Disorder by the end of 2019.
•Complete enrollment in Phase 3 trial of troriluzole in Spinocerebellar Ataxia in the first quarter of 2020.
•Continue enrolling patients in Phase 2 proof of concept trial evaluating the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia.
•Continue enrolling patients in Phase 3 clinical trial for the treatment of MSA, a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments.
•Conduct ongoing non-clinical studies defined under the scientific research agreement with University of Connecticut to support the advancement of UC1MT, a therapeutic antibody targeting extracellular metallothionein.

Third Quarter Financial Results

Cash Position:  Cash as of September 30, 2019, was $416.6 million, compared to $465.7 million as of June 30, 2019. The decrease in cash during the period of $49.1 million primarily reflects cash used in operations of $70.1 million to prepare for commercial launch expected in early 2020 and to advance our broad pipeline of late stage product candidates, partially offset by $21.2 million in net proceeds from the partial exercise of the underwriters option to purchase additional common shares in July 2019 from the June 2019 public offering of common shares.

Research and Development (R&D) Expenses:  R&D expenses, including non-cash share-based compensation costs, were $61.7 million for the three months ended September 30, 2019, compared to $47.4 million for the three months ended September 30, 2018. The increase of $14.3 million was primarily due to increased expenses due to later stage trials in our CGRP platform and troriluzole program of $12.8 million and $4.7 million, respectively, and an increase in personnel related costs of $4.4 million. The increase in R&D expenses was partially offset by a $7.1 million one-time license payment to AstraZeneca in the third quarter of 2018. Included in R&D expense for the three months ended September 30, 2019 is $7.5 million in costs related to process validation batches of rimegepant to support our expected commercial launch in the first quarter of 2020.

The increase in personnel-related costs, including non-cash share-based compensation, was a result of additional options issued and hiring additional personnel related to the anticipated commercial launch of rimegepant. Our headcount, in R&D, increased to 59 as of September 30, 2019, compared to 34 as of September 30, 2018. Non-

cash share-based compensation expense was $3.6 million for the three months ended September 30, 2019, an increase of $1.9 million as compared to the same period in 2018.

General and Administrative (G&A) Expenses:  G&A expenses, including non-cash share-based compensation costs, were $28.8 million for the three months ended September 30, 2019, compared to $7.6 million for the three months ended September 30, 2018. The increase of $21.2 million was primarily due to increases in spending to prepare for commercial launch expected in early 2020, and personnel-related costs, including non-cash share-based compensation, due to the hiring of additional personnel primarily to prepare for commercialization of our product candidates, increases in professional fees supporting ongoing business operations, and additional fees to comply with the requirements of being a public company. Our headcount, in G&A activities, increased to 119 as of September 30, 2019, compared to 23 as of September 30, 2018. Non-cash share-based compensation expense, included in personnel-related costs, was $6.3 million for the three months ended September 30, 2019, an increase of $4.4 million as compared to the same period in 2018.

Net Loss:  The Company reported a net loss attributable to common shareholders for the three months ended September 30, 2019 of $106.2 million, or $2.04 per share, compared to $61.4 million, or $1.53 per share for the same period in 2018.

About Biohaven
Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, Rutgers, and ALS Biopharma LLC. Currently, Biohaven's lead development programs include multiple compounds across its CGRP receptor antagonist, glutamate modulation and myeloperoxidase inhibition platforms. More information about Biohaven is available at www.biohavenpharma.com.

Catalent is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Zydis is a registered trademark of Catalent. For more information, visit www.catalent.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company's management. All statements, other than statements of historical facts, included in this press release regarding the Company's business and product candidate plans and objectives are forward-looking statements. Forward-looking statements include those related to: the expected timing, commencement and outcomes of the Company's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, including the need for any REMS or Advisory Committee meetings, the potential commercialization of the Company's product candidates, the potential for the Company's product candidates to be first in class or best in class therapies and the effectiveness and safety of the Company’s product candidates. The use of certain words, including "believe", "continue", "may", "on track", "expects" and "will" and similar expressions, are intended to identify forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Securities and Exchange Commission on August 9, 2019. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2019	2018
Operating expenses:
Research and development	$61,674	$47,362
General and administrative	28,782	7,574
Total operating expenses	90,456	54,936
Loss from operations	(90,456)	(54,936)
Other income (expense):
Non-cash interest expense on mandatorily redeemable preferred shares	(4,378)	—
Non-cash interest expense on liability related to sale of future royalties	(7,308)	(5,633)
Change in fair value of derivative liability	(1,717)	—
Loss from equity method investment	(1,993)	(697)
Other	8	(14)
Total other expense, net	(15,388)	(6,344)
Loss before provision for income taxes	$(105,844)	$(61,280)
Provision for income taxes	323	161
Net loss and comprehensive loss	(106,167)	(61,441)
Net loss per share — basic and diluted	$(2.04)	$(1.53)
Weighted average common shares outstanding—basic and diluted	52,077,240	40,147,735

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash	$416,574	$264,249
Prepaid expenses and other current assets	6,596	8,090
Total current assets	423,170	272,339
Property and equipment, net	7,460	6,248
Equity method investment	7,106	11,414
Other assets	1,351	11
Total assets	$439,087	$290,012
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,562	$10,752
Accrued expenses	35,644	8,782
Total current liabilities	47,206	19,534
Liability related to sale of future royalties, net	136,799	117,515
Mandatorily redeemable preferred shares, net	99,268	—
Derivative liability	36,795	—
Other long-term liabilities	43	2,043
Total liabilities	$320,111	$139,092
Total shareholders’ equity	$118,976	$150,920
Total liabilities and shareholders’ equity	$439,087	$290,012

For further information, contact Dr. Vlad Coric, Chief Executive Officer, at Vlad.Coric@biohavenpharma.com